For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum (310) 829-5400

SKECHERS ANNOUNCES RECORD SECOND QUARTER SALES, OPERATING INCOME, NET EARNINGS AND
EARNINGS PER SHARE
• Net Sales of $504.9 Million
• Earnings from Operations of $58.8 Million
• Net Earnings of $40.2 Million
• Diluted Earnings Per Share of $0.82

MANHATTAN BEACH, CA. – July 28, 2010 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced financial results for the second quarter ended June 30, 2010.

Second quarter 2010 net sales increased 68.9 percent to $504.9 million compared to $299.0 million in the second quarter of 2009. Earnings from operations for the second quarter of 2010 were $58.8 million compared to a loss from operations of $7.7 million in the second quarter of 2009. Net earnings for the second quarter of 2010 were $40.2 million versus a net loss of $5.9 million in the second quarter of 2009. Second quarter diluted earnings per share were $0.82 based on 49,130,000 weighted average common shares outstanding as compared to a net loss per diluted share of $0.13 based on 46,282,000 weighted average common shares outstanding.

“Our second quarter net sales of over $500 million are a first in our 18-year history. In addition, we achieved record second quarter operating income, net earnings and earnings per diluted share on the heels of a record first quarter,” began David Weinberg, chief operating officer and chief financial officer. “The significant revenue growth is attributable to strong operational execution and product development and delivery across our domestic and international wholesale and retail channels, as well as via our e-commerce platform. We believe our momentum is being meaningfully supported and enhanced by our continued marketing efforts globally.”

For the six months ended June 30, 2010, net sales were $997.6 million compared to net sales of $642.4 million in the first six months of 2009. Earnings from operations for the first six months were $139.8 million compared to a loss from operations of $1.6 million in the same period of 2009. Net earnings were $96.5 million, compared to net earnings of $2.3 million in the first six months of 2009. Net earnings per diluted share in the first six months of 2010 were $1.97 per share on 48,955,000 million diluted shares outstanding versus net earnings of $0.05 per share on 46,424,000 million diluted shares outstanding for the same period last year.

Gross profit for the second quarter of 2010 was $237.6 million or 47.1 percent of net sales compared to $122.6 million or 41.0 percent of net sales in the second quarter of last year. Gross profit for the first six months of 2010 was $475.1 million or 47.6 percent of net sales versus $248.0 million or 38.6 percent of net sales in the first six months of 2009.

Robert Greenberg, SKECHERS chief executive officer, commented: “We reached a new revenue milestone with our first ever quarterly net sales of over $500 million and nearly $1 billion for the first six months of 2010. This growth is a significant achievement given that the U.S. retail market has only slightly improved from last year. The combination of our strong position and product momentum has resulted in continued penetration in the footwear market and increasing demand for our SKECHERS brand both in the United States and around the world. We remain dedicated to delivering innovative men’s, women’s and kids’ product and developing new marketing campaigns to support our efforts. We are looking forward to the back-to-school season, which we believe will be our strongest yet. The product success we achieved in the United States over the past six months is beginning to spread to markets around the world, and we believe our growth will accelerate in many of these countries. We continue to develop exciting new product and had a very positive reaction to our new lines with key accounts earlier this month, giving us a glimpse of what we expect will be a strong finish to the year. We are in a very strong position in the market with a buzz that is growing from consumers and the media. We believe that 2010 marks a new phase in SKECHERS’ development, and that we will continue to strategically grow — becoming one of the most sought after performance and lifestyle brands in the world.”

“SKECHERS’ top-line growth, significantly increased profitability and much improved margins are the result of our consistent efforts to deliver fresh, innovative product supported by relevant marketing around the world,” Mr. Weinberg added. “Our product is in high demand, inventory is clean, and our balance sheet continues to strengthen. At quarter end, our cash position was over $273 million, even though we accelerated factory payments of $64 million and made a capital contribution of $30 million to our distribution center joint venture. We broke ground during the second quarter on this new, more efficient, 1.8 million-square-foot facility in Rancho Belago, California. With a triple digit increase in backlogs and double digit retail store comps, we believe our momentum will continue.”

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as under several uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil, Chile, and across Europe, as well as through joint ventures in Asia. For more information, please visit www.skechers.com.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions including the recent global economic slowdown and financial crisis; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s Form 10-K for the year ended December 31, 2009 and the Company’s Form 10-Q for the quarter ended March 31, 2010. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the Company cannot predict all such risk factors, nor can the Company assess the impact of all such risk factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$273,266	$265,675
Short-term investments	—	30,000
Trade accounts receivable, net	304,992	219,924
Other receivables	7,526	12,177

Total receivables	312,518	232,101
Inventories	219,360	224,050
Prepaid expenses and other current assets	30,012	28,233
Deferred tax assets	8,950	8,950

Total current assets	844,106	789,009
Property and equipment, at cost less accumulated	236,709	171,667
depreciation and amortization
Intangible assets, less applicable amortization	8,147	9,011
Deferred tax assets	13,667	13,660
Other assets, at cost	33,213	12,205

TOTAL ASSETS	$1,135,842	$995,552

LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$1,956	$2,006
Current installments of long-term borrowings	15,899	529
Accounts payable	191,653	196,163
Accrued expenses	22,142	31,843

Total current liabilities	231,650	230,541
Long-term borrowings, excluding current installments	14,532	15,641

Total liabilities	246,182	246,182
Equity:
Skechers U.S.A., Inc. equity	855,235	745,922
Noncontrolling interests	34,425	3,448

Total equity	889,660	749,370

TOTAL LIABILITIES AND EQUITY	$1,135,842	$995,552

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales	$504,859	$298,976	$997,623	$642,446
Cost of sales	267,214	176,373	522,560	394,414

Gross profit	237,645	122,603	475,063	248,032
Royalty income	875	332	1,260	604

	238,520	122,935	476,323	248,636

Operating expenses:
Selling	52,437	34,813	86,746	56,323
General and administrative	127,299	95,848	249,786	193,886

	179,736	130,661	336,532	250,209

Income (loss) from operations	58,784	(7,726)	139,791	(1,573)
Other income (expense):
Interest, net	318	(331)	1,031	333
Other, net	1,611	245	1,820	27

	1,929	(86)	2,851	360

Earnings (loss) before income taxes	60,713	(7,812)	142,642	(1,213)
Income tax expense (benefit from)	20,396	(1,186)	46,202	(1,939)

Net income (loss)	40,317	(6,626)	96,440	726
Less: Net income (loss) attributable to noncontrolling interest	80	(699)	(93)	(1,567)

Net earnings (loss) attributable to Skechers U.S.A., Inc.	$40,237	$(5,927)	$96,533	$2,293

Net earnings (loss) per share attributable to Skechers U.S.A., Inc.:
Basic	$0.85	$(0.13)	$2.05	$0.05

Diluted	$0.82	$(0.13)	$1.97	$0.05

Weighted average shares used in calculating earnings (loss) per share attributable to Skechers U.S.A., Inc.:
Basic	47,422	46,282	47,107	46,252

Diluted	49,130	46,282	48,955	46,424